Exhibit 10.15

License and Technology Transfer Agreement ANEW

[Final]

License and technology transfer agreement

BETWEEN

universitat autònoma de barcelona;

consorcio Centro de Investigación Biomédica en Red;

institució catalana de recerca i estudis avançats;

Fundació Hospital Universitari Vall d’Hebron-Institut de Recerca;

AND

ANEW MEDICAL, INC.

December 20th 2022

1 / 34

License and Technology Transfer Agreement ANEW

LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

Barcelona, December 20, 2022 (hereinafter the “Effective Date”)

Between

Universitat Autònoma de Barcelona (hereinafter, “UAB”), an institution organized as a university under the laws of Spain, with registered offices at Campus de la UAB, Plaza Cívica, s/n, 08193 Bellaterra, Spain, provided with Tax Identification number (CIF), Q-0818002-H, duly represented by Dr. Armando Sánchez Bonastre, acting in his capacity as Vice-rector for Research and Transfer of UAB, appointed by the Rector on November 13, 2020; and by virtue of the Resolution of November 23, 2020 for the present purposes and by virtue of the provisions of Article 75 of the Statutes of the UAB, approved by Decree 237/2003 of October 8, of the Generalitat de Catalunya; and

Consorcio Centro de Investigación Biomédica en Red (hereinafter “ciber ), with address at c/ Monforte de Lemos, número 5, 28029, Madrid, holder of TAX ID G85296226, represented in these proceedings by Ms. Margarita Blázquez Herranz, holder of ID no. 05.363.455-Q , in her capacity of managing director of the above, by virtue of the authority conferred in the notarial power of attorney deed granted by Notary of Madrid, Mr. Santiago Cháfer Rudilla, on February 1st 2022, under number one hundred and seventy-four of his protocol

Institució Catalana de Recerca i Estudis Avançats (hereinafter, “ICREA”), a non for profit institution based in Passeig de Lluís companys, 23 (08010) Barcelona, Spain, with tax identification number G-62515838, duly represented by Mr. Emilià Pola Robles, acting in his capacity as Executive Director; and

Fundació Hospital Universitari Vall D’Hebron-Institut de Recerca (hereinafter “VHIR”) with Tax Identification Number G-60594009 and registered office at Passeig Vall d'Hebron 119-129, Edifici Mediterrània 2ª Planta, Barcelona (08035), Spain, represented by Ms. Montserrat Giménez Prous, holder of ID. No. 37.745.593- V, acting in her capacity of Manager.

ANEW MEDICAL, INC. (“ANEW”) is a public Wyoming corporation (OTC:LEAS) having its principal offices at 13576 Walnut Street, Omaha, NE 68144 USA and its subsidiaries and affiliates (hereinafter, together, the “Company”), holder of Tax Identification Number 46-4627690, duly represented by Dr. Joseph Sinkule, of legal age, acting in his/her capacity as CEO and President of the Company.

Hereinafter UAB, CIBER, ICREA and VHIR will be jointly referred to as the “Institutions”.

Hereinafter, Institutions and the Company will be referred to as the “Party” (individually) or the “Parties” (jointly).

The Parties mutually acknowledge their full legal capacity to enter into this License and Technology Transfer Agreement (hereinafter, the “Agreement”).

2 / 34

License and Technology Transfer Agreement ANEW

Whereas

I.	UAB is a non-profit public university, which one of its missions is the encouragement of the transfer to the society of the technology and scientific knowledge derived from the research activities carried out by them. In this regard, UAB promotes knowledge and technology transfer through patents, collaborative research, and the creation of new technology-based companies.

II.	CIBER is a public state consortium, with the main object of promoting and protecting health by fostering research, including basic and clinical and translational-related research, in the scope of the following research topic areas: Bioengineering, Biomaterials and Nanomedicine (CIBERBBN); Rare Diseases, (CIBERER); Respiratory Diseases, (CIBERES); Liver and Digestive Diseases, (CIBEREHD); Epidemiology and Public Health, (CIBERESP); Mental Health, (CIBERSAM); Diabetes and Metabolic Diseases, (CIBERDEM); and Pathophysiology of Obesity and Nutrition, (CIBEROBN); ageing (CIBERFES); cardiovascular diseases (CIBERCV); cancer (CIBERONC); infectious diseases (CIBERINFEC) and Neurodegenerative Diseases (CIBERNED). This is a consortium fostered by the Instituto de Salud Carlos III with the goal of the advancement of and collaboration with scientific research, knowledge development and the transfer of the above to society.

III.	ICREA is a foundation supported by the Catalan Government. ICREA was created in response to the need to seek new hiring formulas that would make it possible to compete with other research systems on a similar footing by focusing on hiring only the most talented and extraordinary scientists and academics.

IV.	VHIR is a public foundation whose purpose is to promote, develop, transfer, manage and disseminate research, scientific and technological knowledge, teaching and training in the field of life sciences and health of the Hospital Vall d'Hebron University Hospital (hereinafter, "HUVH"); and that in order to achieve these objectives develops, among others, activities to promote the interrelation between basic, translational, clinical, epidemiological and health services research; as well as the management of initiatives to improve the transfer and valorization of research results.

V.	The Company is a private corporation with a primary focus on the development and commercialization of biologic products that are produced by or contain human genes to include Klotho, a human protein that is associated with the pathologies of “aging” and include such pathologies as cardiovascular disease, kidney disease, and neuropathologies to include dementia, Alzheimer’s Disease, Amyotrophic Lateral Sclerosis (ALS), Parkinson’s Disease, Huntington’s Disease, multiple sclerosis, and other neuronal age- related pathologies.

VI.	Within the framework of its research in the field of aging and gene therapy, among others, Institutions have obtained a series of results and scientific knowledge resulting in know-how and patent applications, as described in Annex 1. These patent rights, the know-how, the research results and the derived scientific knowledge, together constitute the “Technology” (as such term is more fully defined herein).

VII.	The Company is interested in obtaining an exclusive license to use and commercialize the Technology, in order to be able to develop its business, directly or indirectly through its own development or by sub- licensing to third parties, or any other way of operation. INSTITUTIONS, pursuant to their aims, are also interested in granting the exclusive license to the Company, under the terms and conditions described in this Agreement.

VIII.	Company acknowledges and agrees that this License Agreement was conceived and drafted taking into account the significant potential value and incidence of the Know-How (as defined below) in the development of the Technology and any intellectual property and/or patent rights thereof. As a result, Company acknowledges that it is essential to this Agreement that the consideration to be paid to INSTITUTIONS as a result of the License is based in any knowledge, technology and/or patent right derived directly or indirectly from the Know-How.

3 / 34

License and Technology Transfer Agreement ANEW

IX.	Whereas the transmission of the transferred rights is carried out through direct contracting following adequate prior dissemination and by limitation of demand in compliance with Article 36 bis point 2 h of the Law on Science, Technology, and Innovation 14/2011.

X.	This Agreement has been approved by the UAB Governing Council and Social Council, according to the article: 89.k) of the Law “Ley 1/2003, de 19 de febrero, de Universidades Catalanas” (DOGC number 3826 de 20/02/2003) and the article 64.q) of the UAB by-laws.

XI.	The Company has assumed, to the date of the signature of this Agreement, the costs of protection and maintenance of the intellectual and industrial property titles related to the Technology described in Annex 1.

Now Therefore, in consideration of the mutual covenants set forth herein, the Parties have agreed to enter into this License Agreement in the terms and conditions as follows:

1. Definitions

1.1.	In this Agreement:

1.1.1.	“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

1.1.2.	“Agreement” shall mean this License and Technology Transfer Agreement between the INSTITUTIONS and the Company.

1.1.3.	“Combination Components” shall mean when a Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients. It shall not be considered as Combination Components non active ingredients used for formulation or delivery.

1.1.4.	“Effective Date” shall mean the date set forth in the header of the Agreement.

1.1.5.	“EMA” shall mean the European Medicines Agency, and any successor entity thereto.

1.1.6.	“FDA” shall mean the United States Food and Drug Administration, and any successor entity thereto.

1.1.7.	“Field” shall mean Neuronal (central nervous system or CNS) or Neuromuscular (peripheral nervous system or PNS) Diseases or disorders.

1.1.8.	“First Commercial Sale” shall mean, with respect to any Product in any country, the first sale for end use or consumption after obtaining regulatory approvals and market authorization of such Product in such country.

4 / 34

License and Technology Transfer Agreement ANEW

1.1.9.	“Human Clinical Trial” shall mean a human clinical trial of a pre-commercial or commercial product.

1.1.10.	“Improvement” shall mean all improvements or enhancements to any Know-How and/or to the Patent Rights conceived or developed by or for (a) the Company or an Affiliate (each a “Company Improvement”) during the term of this Agreement, (b) jointly by Company or an Affiliate and INSTITUTIONS (each a “Joint Improvement”) during the term of this Agreement and (c) by INSTITUTIONS (each a “INSTITUTIONS Improvement”) within a term of two (2) years from the signature of this Agreement. For purposes of this definition, an improvement or enhancement means (i) a new way to perform a process that is included within the Know-How and/or the Patent Rights to achieve the same, or a better, result and (ii) any new composition or form of an item included with the Know-How and/or the Patent Rights that can be used for the same or a similar purpose as such item with similar or better results, in each case (clauses (i) and (ii)) that is conceived or developed, in whole or in part, through the use of or reference to the Know-How and/or the Patent Rights, including what is derived in one or more steps from the Know-How.

1.1.11.	“IND” shall mean an investigational new drug application and dossier submitted to the FDA, EMA or any equivalent regulatory jurisdiction.

1.1.12.	“Intellectual Property” or “Intellectual Property rights” shall mean copyrights, trademarks, know- how, patents rights, discoveries, records of inventions and, in general, any data, results, developments, improvements, methods, processes, instructions, formulae, recipes, information, technologies, research tools, research methodologies, software and materials, whether patentable or not, and any right that, under Spanish law and doctrine is deemed either as “propiedad intelectual” or “propiedad industrial” and shall include applications thereto.

1.1.13.	“Know-How” shall mean INSTITUTIONS’s confidential and proprietary know-how as further described in Annex I.

1.1.14.	“License” shall mean the license granted by INSTITUTIONS to Company under this Agreement.

1.1.15.	“Milestone Payments” shall mean the payments to be made by the Company to INSTITUTIONS upon the achievement of the corresponding Milestones.

1.1.16.	“Milestones” shall mean the occurrence of the events described in section 5.3.

1.1.17.	“Net Sales” shall mean the gross amounts invoiced by Company, its Affiliates or Sublicensees for sales of Products in the Field, less the following items, to the extent allocable to such Products (if not previously deducted from the amount invoiced): applicable taxes, freight and discounts.

1.1.18.	“Net Sales of Combination Components” shall mean the Net Sales applicable to Combination Components which shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the gross selling price of the Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the gross selling prices of all Combination Components with which the Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for the Product or Combination Components with which the Product is combined are not available separately in a particular country, then the INSTITUTIONS and the Company shall discuss an appropriate allocation for the fair market value of the Product and Combination Components with which the Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the whole territory, each Components manufacturing costs, variations in potency, the relative contribution of each therapeutically active ingredient or other component, and relative value to the end user of each therapeutically active ingredient or other component.

5 / 34

License and Technology Transfer Agreement ANEW

1.1.19.	“Patent Rights” shall mean: (i) the patent(s) and/or patent application(s) listed in Annex I; (ii) the national phase or foreign counterpart applications of any of the foregoing patent applications; (iii) divisionals, substitutions, amendments, continuations and continuations in part of any of the foregoing patent applications (excluding claims in any continuation in part application that is not entitled to the priority date of one of the patent applications listed in Annex I); (iv) all patents issued or issuing from the KnowHow and/or the Improvements (other than Company Improvements) ; (v) all patents issued or issuing from any of the foregoing patent applications; and (vi) all reissues, reexaminations, extensions, registrations, patent term extensions and restorations, supplementary protection certificates and renewals of any of the foregoing patents; in each case, anywhere in the world.

1.1.20.	“Product/s” shall mean any pre-commercial or commercial product (including drugs, medical devices, biomarkers, diagnostic kits and therapeutic targets), item, composition or service (i) the discovery, manufacture, use, sale or performance of which is (a) covered by a claim within the Patent Rights or (b) was achieved through the use of the Know-How, or any Improvements to the Know-How, or (ii) that incorporates, embodies or is composed, in whole or in part, of a material that is within, or is performed, in whole or in part, by the use of a process that is within, the Know-How or any Improvement. The determination of whether a product constitutes a “Product” shall be made on a country-by-country and product-by-product basis.

1.1.21.	“Royalties” shall mean the variable payments based on Net Sales of Products by Company, its Affiliates and Sublicensees to be paid by Company to INSTITUTIONS in consideration of the License.

1.1.22.	“Royalty Term” shall mean the period of time, on a country-by-country and Product-by-Product basis, commencing on the First Commercial Sale of a Product in a country until the later to occur of (i) the expiration of the last-to-expire Patent Right covering the manufacture, use, sale or importation of such Product in such country or (ii) indefinitely from the date of the First Commercial Sale of such Product in the respective country even if there is no valid claim of Patent Rights in such country that covers such Product in such country, provided that no generic equivalent or biosimilar product is commercialized in such country.

1.1.23.	“Sublicense” shall mean any license granted by Company or its Affiliates to a Third Party on the Technology, including but not limited to, manufacturing, use or exploitation rights on the Products, and within the scope of the License.

1.1.24.	“Sublicensee” shall mean any Third Party to which Company or its Affiliates has directly or indirectly (i.e., through multiple tiers of sublicense) granted a Sublicense.

1.1.25.	“Sublicense Revenue” shall mean the gross amounts received by the Company from any Sublicensee in consideration for a Sublicense, including without limitation, license fees, upfront payments, marketing, distribution, franchise, option, milestone payments, license maintenance fees, and other payments or benefits, but specifically excluding Net Sales, research and development money received by the Company.

6 / 34

License and Technology Transfer Agreement ANEW

1.1.26.	“Technology” shall mean, either jointly or individually, the Know-How and the Patent Rights, as described in Annex I.

1.1.27.	“Third Party” shall mean any entity other than the Parties and their respective Affiliates.

2. Purpose

2.1.	The purpose of this License Agreement is to establish the terms and conditions of the transfer of the Technology from INSTITUTIONS to the Company by means of a license grant and certain issues related to the relationship between the Parties in the technology transfer process.

3. License Grant and Scope

3.1.	Institutions hereby grant to Company, and Company accepts and agrees, worldwide, royalty-bearing license to commercialize the Technology in the Field, including the right to sublicense through multiple tiers of sublicense, under the Technology to make, have made, use, import, offer to sell and sell Products in the Field or otherwise to exploit the Technology in the Field, subject to the terms and conditions provided below. The foregoing License shall be exclusive (even as to the Institutions except as expressly set forth in Section 3.6) for the prevention or treatment of any pathology in the Field.

3.2.	The term of the License shall commence on the Effective Date and, subject to earlier termination of this Agreement in accordance with Section 12, shall continue in full force and effect until expiration of the last-to-expire Royalty Term on a Product-by-Product and country-by-country basis.

3.3.	License shall include the rights on the Technology provided in Article 59 of Spanish Law 24/2015, of July 24, on Patents, and especially but not limited to: the rights to manufacture, introduction into the market, commercialization, import and export, use, distribution, sale, possession of the Products and the use of procedures under the Technology.

3.4.	Company hereby declares that it has been provided, or will be provided within a maximum period of 6 months, with all the information related to the Technology necessary for the use and operation thereof.

3.5.	Company may grant total or partial Sublicenses to any Third Party. In any case Sublicenses granted by Company shall respect the terms of the License and strictly observe the rights granted to INSTITUTIONS, which in all cases must be adequately safeguarded. Company shall deliver to INSTITUTIONS a summary of the material terms of each proposed Sublicense and notify the identity of the Sublicensee prior to execution of the Sublicense agreement and a copy of any and all fully executed Sublicense agreements within 30 days after execution. Company shall at all times be and remain responsible for the compliance of Sublicensees with the terms and conditions of this Agreement, including without limitation payment of all amounts that may become due hereunder as a result of Sublicensees’ activities.

3.6.	Retained rights. INSTITUTIONS shall retain the non-exclusive, irrevocable, worldwide, royalty-free right to:

3.6.1.	Use the Technology in the Field for its or their own internal non-commercially funded research, publication and teaching; For the avoidance of any doubt, INSTITUTIONS may use the Technology in ongoing sponsored programmes, as well as in future sponsored collaborations. In this sense, INSTITUTIONS may publish the results of these research programmes, without the Company’s consent, as long as publications do not include relevant licensed Know-How and/or relevant Improvements. The Company has the right to review any pre-print draft 60 days before the publication.

7 / 34

License and Technology Transfer Agreement ANEW

3.6.2	Provide the right to use the Technology to other academic institutions in non-commercially funded research collaborations.

3.7.	No other rights. The Company acknowledges that the rights and license granted under this Section 3 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by INSTITUTIONS to Company. All rights that are not specifically granted herein are reserved to the INSTITUTIONS.

3.8.	INSTITUTIONS undertake not to grant any license or sublicense on the Technology in the Field to any Third Party and not to exploit the Technology in the Field by itself or through another potentially- competitive commercial business entity.

4. Obligations of the Parties

4.1.	Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), Company shall be responsible for, and shall bear all costs associated with, the worldwide research, development and commercialization of the Product(s), including manufacturing, process development, distribution, marketing, sales activities and all IND/CTA-related clinical and regulatory costs leading to market approval in each market/country. Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Product(s) including the clinical and regulatory strategy, design, sale, price and promotion of Product(s) covered under this Agreement shall be within the sole discretion of the Company. Nothing in this Section shall be considered a limitation to Licensee or sublicense to a sublicensee, and the assumption of the Sublicensee of the undertakings set forth in this Section.

The Company agrees to contract with Dr. Bosch’s and/or Dr. Chillón’s laboratory under a separate Sponsor Research Agreement (with a separate budget) to perform several R&D activities

4.2.	Diligence. Company shall (directly and/or through one or more Affiliates and/or Sublicensees) use commercially reasonable efforts to develop and commercialize the Products. In furtherance of the foregoing, Company will (i) initiate experiments to continue developing the Technology within (6) months after the Effective Date and (ii) shall not abandon or discontinue the use and/or exploitation of the Technology during a continuous period of twelve (12) months. For avoidance of doubt, research and development activities conducted by the Company towards the exploitation of the Technology shall be considered as use of the Technology to the effects of this Section.

4.3.	In the event that INSTITUTIONS determine that Company has failed to fulfill any of its obligations under this Section 4.2 (Diligence), then INSTITUTIONS shall furnish Company with written notice of such determination. INSTITUTIONS may treat this failure as a material default in accordance with Subsection 12.2. The foregoing notwithstanding, no less than sixty (60) days before a milestone becomes due, Company may notify INSTITUTIONS in writing if it believes it will not be able to meet such milestone. Company may request modification of such a milestone achievement and shall provide documentation reasonably necessary for INSTITUTIONS to confirm the accuracy of Company’s reasons for its claim of not being able to meet such milestone. INSTITUTIONS shall consider Company’s proposal in good faith and may, at INSTITUTIONS’ option, agree modify or replace such requirement in light of the changed conditions.

8 / 34

License and Technology Transfer Agreement ANEW

4.4.	Development Reporting. Without consideration of the reporting obligations set forth in Section 6, Company shall, within three (3) months from the end of each calendar year, provide INSTITUTIONS with a written report providing a status of Company’s, its Affiliates’ and its Sublicensees, of research and development progress of the Technology and Improvements, describing, if applicable, the milestones achieved, and, if applicable, Sublicensees’ activities related to the Products in reasonable detail during the preceding twelve-month period in relation to the last updated development or Exploitation plan including any updates to the clinical plans, status of the Patent Rights. INSTITUTIONS shall be allowed to reasonably and in good faith request further follow up information on such reports. All information and reports provided to INSTITUTIONS pursuant to this Section 4.4 shall be treated as Confidential Information of Company.

5. Consideration

In consideration of the License, the Company shall grant the rights and make the payments set forth in this Agreement in favour of the INSTITUTIONS.

5.1.	Annual License Fee.

Not applicable.

Notwithstanding the above, in the event that the License Agreement signed on January 24th 2022 between UAB, ICREA and the Company is non-applicable, non-effective, non-enforceable, terminated or expired, among others, the Company shall annually pay to the INSTITUTIONS a non-refundable, non-creditable payment of Ten Thousand Euros (10.000 €). These payments are due on the 15 December of each year. The INSTITUTIONS shall invoice the Company for such amount and Company shall proceed with the payment, increased with the applicable VAT, within thirty (30) days from the receipt of the relevant invoice issued by INSTITUTIONS.

5.2.	Royalties.

5.2.1.	The Company shall pay INSTITUTIONS, as Royalties, an amount equal to 3 % of Net Sales of the Company, its Affiliates and/or its Sublicensees, including Net Sales of Combination Components. In the event that Royalties are based only on Net Sales referring to 1.1.20 b) (e.g. the patent has expired, become invalid, unenforceable, or does not cover a specific country or territory), the Royalty rate shall be equal to 1,5% of Net Sales.

5.2.2.	Royalties shall be payable annually, on a Product-by-Product and country-by-country basis, for the Royalty Term.

5.2.3.	Upon the expiration of the Royalty Term for a Product in a country, the License with respect to that Product in that country shall become royalty-free, fully-paid, irrevocable and perpetual.

5.3.	Sublicense Consideration

The Company shall pay to the INSTITUTIONS the following rates of Sublicense Consideration in any particular calendar year for the Royalty Term:

●	If sublicensed before IND is approved by regulatory authorities: 30% of Sublicense Revenues;

●	If sublicensed to a 3rd Party before the end of Phase I studies: 20% of Sublicense Revenues;

●	If sublicensed to a 3rd Party before the end of Phase 2 studies: 16% of Sublicense Revenues;

●	If sublicensed before end of Phase 2 and prior to the start of Phase 3 studies: 12% of Sublicense Revenues;

9 / 34

License and Technology Transfer Agreement ANEW

●	If sublicensed to a 3rd Party during a Phase Ill registration study: 7% of total fee paid to Company;

●	If sublicensed after the start of the completion of a Phase III registration study: 5% of total fee paid to Company;

●	If sublicensed after market approval: 3% of total fee paid to Company.

5.4.	Milestone Payments

5.4.1.	In further consideration of the License and rights granted to the Company hereunder, upon the first achievement by the Company, its Affiliates, or Sublicensees of each of the following Milestones set forth below for each Product, the corresponding non-refundable and non- creditable, one-time Milestone Payments shall be payable by the Company to INSTITUTIONS.

Milestone Event	Amount (Euros)
IND achievement (EMA or FDA)	€35,000
Completion of first Phase 1 study	€250,000
Completion of first Phase 2 study	€500,000
Completion of first Phase 3 study	€1,200,000
First commercial product approval in US, EU or Japan.	€2,000,000

5.4.2.	For avoidance of doubt, the foregoing Milestone Payments shall (i) be paid in addition to the Upfront Payment, the Annual License Fee, Royalties and Sublicense Consideration (ii) each be payable for each Product upon the achievement of the relevant Milestone Event by such Product.

5.4.3.	The Company shall report to the INSTITUTIONS the achievement by Company, its Affiliates or Sublicensee of each Milestone Event for which payment to the INSTITUTIONS is due, within thirty (30) days after Company determines such achievement has occurred, and the INSTITUTIONS shall invoice Company for the applicable amount. Company will pay such invoice within thirty (30) days of its receipt thereof.

5.5.	Royalties and Sublicense Payments

5.5.1.	Company shall report to INSTITUTIONS in writing within three (3) months from the end of each calendar year, a report with all the relevant information as required by this Agreement, including, but not limited to 1) Net Sales of Products by Company, its Affiliates and Sublicensees in such calendar year, deductions used in calculating Net Sales, and the resulting calculation of royalties; the report shall set out, in respect of each country in which the Products are sold, the seller (i.e., either Company or the name of the particular Affiliate or Sublicensee) the types of products sold, the quantity of each type sold, and the total Net Sales in respect of each type, even if such amount is zero, expressed both in local currency and Euros and showing the conversion rates used, during the period to which the royalty payment relates; and 2) Sublicense Revenues.

5.5.2.	Within thirty (30) days of INSTITUTIONS’s receipt of Company’s report pursuant to section 5.5.1 for each calendar year, INSTITUTIONS shall issue to Company the corresponding invoice for Royalties due under this Agreement for such calendar year, and Company shall proceed with the payment of the Royalties increased with the applicable VAT within thirty (30) days from the receipt of the relevant invoice issued by INSTITUTIONS.

10 / 34

License and Technology Transfer Agreement ANEW

5.6.	All fees and milestone payments owed under this Agreement (i) shall be paid in full when due in Euros (i.e. upon issuance of the corresponding invoice to the Company), without any deductions or offsets for withholding; and (ii) shall be subject to any applicable value-added tax. If INSTITUTIONS determines that it is required to report any additional tax, the Company shall promptly provide INSTITUTIONS with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this section is not intended to limit the Company’s right to deduct value-added taxes in determining Net Sales.

5.7.	Anti-stacking Clause. In the event that Royalties, Sublicense Payments and Milestones are due under this License Agreement and also under the License Agreement signed on January 24th 2022 between UAB, ICREA and the Company (the Product falls within the scope of the Technology and the technology licensed under the abovementioned agreement: e.g. ELS), the Company shall only be obliged to pay the payments set forth in this Agreement.

5.8.	Payments to be made by the Company under Section 5 shall be made to each INSTITUTION according to the percentages agreed between the INSTITUTIONS. INSTITUTIONS shall inform the Company of such percentages before any payment is made.

5.9.	In the event that any Law requires the Company to withhold taxes with respect to any payment to be made by the Company pursuant to this Agreement, the Company will notify INSTITUTIONS and provide such assistance to INSTITUTIONS, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in INSTITUTIONS’s efforts to claim an exemption from or reduction of such taxes. the Company will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish INSTITUTIONS with proof of payment of such taxes within thirty (30) days following the payment. If taxes are paid to a tax authority, the Company shall provide reasonable assistance to INSTITUTIONS to obtain a refund of taxes withheld or obtain a credit with respect to taxes paid.

5.10.	In the case of sales outside the Eurozone, payments received by the Company or its Affiliates or its Sublicensees will be expressed in the Euro equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their Euro equivalent using the average rate of exchange over the last calendar quarter to which the sales relate, in accordance with the accounting standard and the then current standard methods of the Company or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, the Company does not use a rate for converting into Euro equivalents that is maintained in accordance with the accounting standard, then the Company shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in the European Central Bank (Euro foreign exchange reference rates), on the day before the day of payment.

5.11.	Better fortune´s clause

a.)	When, due to concurrent circumstances at the time of the conclusion of the Agreement that were not taken into account when setting the royalties in Section 5.2., any of the Parties considers that the value of the Licensed Rights was lower than the one that would have resulted if said circumstances had been taken into account, the Parties agree to (i) notify the other Party of the existence of the mentioned circumstances; and (ii) negotiate, in good faith, the revision of the economic conditions of this Agreement in order to achieve the same balance of benefits, responsibilities, risks and compensations. This modification shall be formalized in the form provided in Section 5.11.b.) To this end, the relevant Party shall demonstrate to the other, with all the available information, the concurrence of the circumstances that were not taken into account when setting the royalties in Section 5.2., in order to be able to review the economic conditions of the Agreement.

11 / 34

License and Technology Transfer Agreement ANEW

b.)	In the case indicated in Section 5.11. a.), the Parties agree to negotiate in good faith a possible agreement on the revision of the royalties indicated in Section 5.2. for a maximum period of eight (8) weeks.

In the event that an agreement cannot be reached within the abovementioned period, the Parties shall submit the review to an independent expert of recognized standing, chosen by mutual agreement, that will settle the valuation in a final and binding manner; in this case, the Party that has initiated the royalty review procedure shall bear the costs derived from the intervention of the expert. Except in cases of force majeure, the expert shall issue its report within [60-] days following its appointment.

In the event that the Parties do not reach an agreement on the expert, the revision of the economic conditions of the Agreement shall be determined based on the average of the valuations made by two (2) independent experts, appointed by Licensors and Licensee, respectively. Each Party shall bear the fees accrued by the expert they appoint.

The Parties agree to actively collaborate with said experts, providing them with all the information and clarifications they may require. In particular, the Parties shall provide the corresponding experts access to all information and documentation the expert considers relevant for the performance of its engagement.

In the event that no agreement is reached, the Parties may resort to the means indicated in Section 19 (Applicable Law and Jurisdiction).

6. Reports and Audits

6.1.	The Company shall keep complete and accurate (i) records and accounts related to the sale or other disposition of Products and (ii) the revenue and expense data relating to the calculation of Net Sales, Royalties and Sublicense Revenue in sufficient detail to allow the INSTITUTIONS to confirm the accuracy of all Royalty and Milestone Payments made due hereunder for at least five (5) full calendar years following the end of the calendar year to which such records and accounts belong. This obligation shall remain enforceable during the term of the Agreement and until the fourth anniversary of expiration or termination of the Agreement.

6.2.	The Company shall deliver within three (3) months from the end of each calendar year a report as stated in Section 5.5.1.

6.3.	INSTITUTIONS shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Company to audit Company’s records and accounts maintained pursuant to section 6.1 solely to confirm Net Sales, Royalties and Sublicense Revenues for a period covering not more than the preceding three (3) full calendar years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Company. The auditor will disclose to INSTITUTIONS only such information as is reasonably necessary to provide INSTITUTIONS with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the audit report to Company at the same time it is sent to INSTITUTIONS.

12 / 34

License and Technology Transfer Agreement ANEW

6.4.	In the event that the results of the audit disclose any underpayment by Company, Company shall pay the amount of such underpayment to INSTITUTIONS within forty-five (45) days after receipt of the audit report. In the event that the results of the audit disclose an overpayment by Company, then Company will deduct the amount of such overpayment from future payment of Royalties under this Agreement.

6.5.	The INSTITUTIONS shall bear the full cost of such audit unless such audit discloses an underpayment by the Company of more than five per cent (5%) of the amount due for any calendar year, in which case, the Company shall bear the costs of the review or audit of such calendar year and the next two year audits.

6.6.	In addition, in the event that the audit discloses an underpayment by the Company of more than fifteen per cent (15%) of the amount due for any calendar year, then, in addition to paying the amount of the underpayment to the INSTITUTIONS under section 6.4 , the Company shall pay to the INSTITUTIONS, as a penalty, an additional amount equal to such underpayment within thirty (30) days after receipt of the audit report. In the case that the abovementioned event occurs two consecutive or non-consecutive years, INSTITUTIONS shall have, additionally, the right to terminate the Agreement.

7. Protection of the Technology

7.1.	As from the Effective Date, Company will be responsible for, and shall bear all costs related with, the protection, management and maintenance of the Intellectual Property rights on the Technology, including, without limitation, the prosecution and maintenance of Patent Rights. The Company has already invested US$24,500.00 in international patent application costs to protect the technology use in neuromuscular diseases. The Company shall reimburse UAB for any future patent costs, according to Clause 5.1. Such past patent costs shall be payable within ninety (90) days from the Effective Date.

7.2.	The Company may file for protection of the Technology under any Intellectual Property right, according to the applicable laws, whether in whole or in part, at a national and/or international level (including, if any, extensions), provided that the application is made in the name of the INSTITUTIONS, and that the costs, management and maintenance of the protection title are borne by the Company. INSTITUTIONS shall reasonably cooperate with Company’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Technology provided, however, that Company shall reimburse INSTITUTIONS for its reasonable, documented out-of-pocket expenses with respect to such cooperation. Company shall promptly upon receipt forward to INSTITUTIONS copy of any significant office actions, communications, and correspondence relating to the Technology. INSTITUTIONS shall have the right to comment on and to discuss prosecution and maintenance activities with Company, and Company shall consider the same in good faith. Company shall require consent of INSTITUTIONS to reduce the valid claims of the licensed Intellectual Property Rights. Such consent shall not be unreasonably withheld, and INSTITUTIONS shall act on good faith prioritizing the best interest of the project.

7.3.	In the event that the Company desires to cease prosecuting or maintaining any patent application or patent within Patent Rights in any country, the Company shall provide reasonable prior written notice to INSTITUTIONS of such intention to cease prosecution or maintenance (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such patent application or patent with the patent office of such country), the INSTITUTIONS shall have the right, in its discretion, to assume responsibility for prosecution and maintenance of such patent application or patent in such country in its own name, assuming its costs, management and maintenance. In such event, if the INSTITUTIONS elects to continue prosecuting and maintaining such patent application or patent in such country, it shall no longer be within the Technology licensed to the Company under this Agreement, with no right to compensation for the Company. In any case, the INSTITUTIONS shall have to communicate in writing such event to the Company.

13 / 34

License and Technology Transfer Agreement ANEW

7.4.	In the event that any of the Parties filed an application for protection of Technology under any Intellectual Property right, Company, in collaboration and coordination with INSTITUTIONS, shall be in charge of the registration of the License before the relevant patent office license registry, the record of which shall expressly include the reversion right set forth in this Agreement in favour of INSTITUTIONS. Company shall assume all costs and expenses. In the event a patent application or patent ceases to be within the Technology licensed to Company under this Agreement in accordance with section 7.3 above, Company shall be responsible for requesting the update of the License records at the registry accordingly.

8. Enforcement and Defense of the Technology

8.1.	If either Party becomes aware of an infringement by a Third Party of the Intellectual Property rights relating to the Technology, shall immediately notify such situation to the other Party.

8.2.	Company shall have the first right, in its sole discretion and at its sole expense, to bring and control any action or proceeding with respect to infringement of Technology, and INSTITUTIONS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In all cases the INSTITUTIONS shall provide Company, free of charge, with all information, existing documentation and reasonable assistance it may request for the enforcement of the Technology.

8.3.	If Company fails to bring any such action or proceeding within (i) one hundred eighty (180) days following the notice of alleged infringement, or (ii) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then INSTITUTIONS shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

8.4.	Company shall be responsible for the defense of the Technology in case of judicial or out-of-court claim of a third party based on the violation of its industrial and intellectual property rights. In all cases the INSTITUTIONS shall provide Company, free of charge, with all information, existing documentation and reasonable assistance it may request for the defense of the Technology.

8.5.	The expenses incurred by Company in the defense of the Technology shall be assumed in any case by Company.

8.6.	Any compensation for damages obtained by Company in the enforcement or defense of Technology will, after Company deducts from such compensations the amounts reasonably incurred in the defense of such activities, be included in Net Sales in the calendar year in which it is received and shall generate Royalties.

9. Continuation of Research Activity

INSTITUTIONS will reserve in any event the right to use for free the Technology for the performance of any non-commercial, non-profit patient healthcare activities, educational or research (not marketing) activity in relation to the Technology, including the execution of non-commercial research projects.

14 / 34

License and Technology Transfer Agreement ANEW

10. Improvements

10.1.	If INSTITUTIONS developed, within a term of two (2) years from the signature of this Agreement, any INSTITUTIONS Improvement, the Company shall have the right to add such INSTITUTIONS Improvement to this Agreement (and all rights therein including any patent application and patents) , unless the INSTITUTIONS do not have the legal capacity to license such INSTITUTIONS Improvements as they are subject to legal restrictions or limits, including those imposed by the rights of third parties (e.g. Improvements co- owned by other entities…) in the description of Technology, by means of an addendum to Annex I, applying the same terms and conditions provided in this Agreement, which shall be exercised within three (3) months from the relevant notification by INSTITUTIONS In such event, INSTITUTIONS, in addition, may charge costs incurred to and associated with the protection and management of such Improvement. For the avoidance of doubt, Royalties on Technology and Improvements shall not accumulate on the same Product.

10.2.	All Joint Improvements shall be jointly owned by the Parties in accordance to their contribution, except as otherwise agreed by the Parties. The Parties acknowledge and agree that, as a result of the contribution derived from the Know-How, INSTITUTIONS shall be acknowledged not less than five percent (5%) of any such Improvements and any Intellectual Property rights thereof. INSTITUTIONS’s rights in any such Joint Improvement (and all rights therein including any patent application and patents) shall be deemed added in the description of Technology, in the same terms and conditions provided in this Agreement. In such event, INSTITUTIONS, in addition, may charge costs incurred to and associated with the protection and management of such a Joint Improvement.

10.3.	The Company may file for protection of the Improvements described in section 10.1 (according to section 7.2 in the name of INSTITUTIONS) or section 10.2. (in the name of both Parties) under any Intellectual Property right, according to the applicable laws, whether in whole or in part, at a national and/or international level (including, if any, extensions), provided that the costs, management and maintenance of the protection title are borne by the Company. INSTITUTIONS will reasonably collaborate with the Company to allow the Company to request the corresponding protection of such Improvements and its related Intellectual Property rights.

10.4.	For the avoidance of doubt, Royalties on Technology and Improvements shall not accumulate on the same commercial Product.

10.5.	INSTITUTIONS shall keep a royalty-free right of use of the Improvements for the development of any teaching or research activity (i.e. non-commercial).

10.6.	The termination (for any or no reason) or expiration of this Agreement shall not affect the Parties’ ownership in Improvements.

11. REPRESENTATIONS

11.1.	Mutual Warranties. Both, the INSTITUTIONS and the Company represent and warrant that:

11.1.1.	It is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2.	It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing of this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

15 / 34

License and Technology Transfer Agreement ANEW

11.1.3.	This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

11.2.	Additional INSTITUTIONS Warranties. INSTITUTIONS warrant to the Company that, as of the Effective Date:

11.2.1.	INSTITUTIONS have full legal or beneficial title and ownership and control to the Technology as is necessary to grant the License to the Company pursuant to this Agreement.

11.2.2.	The Technology licensed under this Agreement is not subject to any liens or encumbrances and institutions have not granted to any Third Party any rights or licenses under such Technology that would conflict with the License granted to the Company hereunder.

11.2.3.	As far as INSTITUTIONS are aware, at this time, no patent application or registration within the Patent Rights is subject of any pending interference, opposition, cancellation or patent protest;

11.2.4.	As far as INSTITUTIONS are aware, at this time, no Third Party has made any claim or allegation to the INSTITUTIONS or its Affiliates in writing that a Third Party has any right or interest in or to the Technology; and has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Patent Rights is invalid or unenforceable.

11.3.	Disclaimer. Except as otherwise expressly set forth in this Section 10, neither Party makes any representations or extends any warranties of any kind, either express or implied, including warranties of merchantability, quality, fitness for a particular purpose, noninfringement, or validity of patent claims. Nothing in this agreement shall be construed as a representation made or warranty given by either party that either party will be successful in obtaining any patent rights, or that any patents will issue based on a pending application. Without limiting the respective rights and obligations of the parties expressly set forth herein, each Party specifically disclaims any guarantees that the Products will be successful, in whole or in part.

11.4.	Company Covenants. The Company covenants to the INSTITUTIONS that:

11.4.1.	It will use its best efforts to conduct, and will cause its Affiliates, and contractors to conduct, all preclinical and clinical studies for Products and manufacturing of Products, in accordance with the applicable Law. Neither the Company, nor any officer, employee or agent of the Company, will knowingly make an untrue statement of a material fact to any regulatory authority with respect to Products (whether in any submission to such regulatory authority or otherwise), and neither will knowingly fail to disclose a material fact required to be disclosed to any regulatory authority or financial institution with respect to Products; and

11.4.2.	It will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or the SEC (U.S. security and exchange commission) or that is subject of an FDA or SEC debarment investigation or proceeding (or similar proceeding of a regulatory authority).

16 / 34

License and Technology Transfer Agreement ANEW

12. Indemnity

12.1.	License under this Agreement is granted without any warranty, explicit or implicit, including but not limited to, marketability or patentability of the Technology, adequacy to a specific purpose, validity of the patent claims or its extent, absence of latent or other defects (whether or not discoverable), non- infringement of an existing patent or other intellectual property rights of third parties.

12.2.	Company is responsible for the exercise and use of the rights to operate the Technology and will indemnify, hold harmless, and defend INSTITUTIONS against any claim of any kind arising out of or related to the exercise of any rights granted to Company under this Agreement or the breach of this Agreement by Company. INSTITUTIONS agrees to provide Company with prompt written notice of any claim for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to INSTITUTIONS to defend against any claim. INSTITUTIONS shall cooperate fully with Company in the defense, at Company’s expenses, and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). Company agrees to keep INSTITUTIONS informed of the progress in the defense and disposition of the claim and to consult with INSTITUTIONS regarding any proposed settlement.

12.3.	Except for the Company’s obligation to indemnify the INSTITUTIONS as set forth in section 11, neither Party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

12.4.	The obligations assumed under this section 12 shall remain enforceable and binding between the Parties after the termination or expiration of this Agreement.

13. Termination

13.1.	In the event either Party is in material default of any of the terms, obligations, conditions and undertakings of this Agreement, the non-defaulting Party shall be entitled to decide whether to demand the fulfilment of the terms of the Agreements or to terminate the Agreement in accordance with section 13.2, with the right to seek compensation for damages.

13.2.	Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material default of any of the terms, obligations, conditions and undertakings of this Agreement and has not cured such default within three (3) months after notice from the non-defaulting Party (by certified mail, fax, e-mail or through a Notary Public) requesting the cure of such default. Any such termination shall become effective at the end of such three (3)-month period unless the defaulting Party has cured such default prior to the end of such period.

13.3.	In addition, INSTITUTIONS shall have the right to terminate this Agreement, with no right by Company to any penalization or compensation by reason of such termination, in the event that Company:

13.3.1.	Abandoned or discontinued use and/or exploitation (both by Company and by its Affiliates and Sublicensees) of the Technology during a continuous period of one (1) year for reasons that are beyond the reasonable control of Company provided that Company uses reasonable efforts to resolve such circumstances. Company undertakes to notify INSTITUTIONS in writing of any such abandonment in order to allow INSTITUTIONS to exercise the termination right described herein; or

17 / 34

License and Technology Transfer Agreement ANEW

13.3.2.	Used, either by itself or through its Affiliates or Sublicensees, the Technology for purposes clearly in material violation of (i) the Law, if such violation would reasonably be expected to have a material adverse effect on INSTITUTIONS’s rights in the Technology or under this Agreement, or (ii) those statutory and foundational principles of INSTITUTIONS that are applicable to commercial licensees of INSTITUTIONS’s Intellectual Property rights, according to the provisions set forth in the by-laws of UAB;(iii) the Universal Declaration of Human Rights.

13.3.3.	Does not make the payments set forth in Section 5 or if an examination by INSTITUTIONS’s accountant pursuant to Section 5.6, shows underreporting or underpayment by the Company in excess of fifteen (15) per cent of the amounts reported in two different years.

13.3.4.	Directly, through its Affiliate, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Intellectual Property right on the Technology.

13.3.5.	Does not achieve the Product development stages and milestones according to the Development Plan, attached in Annex II. Notification of delays for unforeseen difficulties, and/or for manufacturing, clinical trials, or regulatory issues and delays will be communicated to INSTITUTIONS as soon as possible, and at least on a quarterly basis and reasonable amendments may be made to the Development Plan to cure any breach and delay in the Plan as initially set forth in the Annex II.

13.3.6.	Directly, through its Affiliate, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Intellectual Property right on the Technology.

13.4.	The Company may terminate this Agreement at any time, for any reason or no reason, upon ninety (90) days’ written notice to the INSTITUTIONS. Without prejudice of the foregoing, the obligations to pay Royalties on Products and Sublicense Revenues shall survive termination of the Agreement until expiration of the Royalty Term.

13.5.	In the event of termination of the Agreement for any reason, (i) the Company, its Affiliates and Sublicensees shall cease the commercialization of any and all Products (regardless of whether such Products are covered by a claim within the Patent Rights or not), (ii) the License shall terminate and revert to the INSTITUTIONS, and the right of the INSTITUTIONS to receive accrued payments in accordance with section 5 above shall remain in force, unless otherwise agreed in writing between the Parties; and (iii) the Company shall transfer to the INSTITUTIONS, at no cost, any Improvements, and deliver any and all information, regulatory approvals and reports, or data related to such Technology and Improvements to the extent necessary for the INSTITUTIONS to continue the development and/or the exploitation of the Technology and the Improvements, either by itself or through Third Parties.

14. Confidentiality

14.1.	The Parties acknowledge that each Party will receive access to information of the other Party that the other Party considers secret and confidential. “Confidential Information” shall mean all scientific, regulatory, marketing, financial, and commercial information or data, whether communicated in written, oral, graphic, electronic or visual form, that is provided by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement.

18 / 34

License and Technology Transfer Agreement ANEW

14.2.	The Receiving Party agrees not to disseminate Confidential Information of the Disclosing Party and to keep such information under strict confidentiality and secrecy. Notwithstanding the foregoing, the Receiving Party may share the Disclosing Party’s Confidential Information with those of its officers, directors, employees, consultants and other representatives that have a need to know such information for the purposes expressly authorized by this Agreement, have been advised by the Receiving Party of the Receiving Party’s obligations under this Agreement, and are contractually or legally bound by obligations of nondisclosure and non-use at least as stringent as those contained herein.

14.3.	The aforementioned restrictions on the dissemination and use by the Receiving Party of the Disclosing Party’s Confidential Information shall not apply to information of public knowledge, or that becomes of public knowledge without the violation of this Agreement, or was already known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by its pre-existing written records. The Receiving Party may disclose Confidential Information if such disclosure is required pursuant to an order of judicial or administrative nature, and, if such, shall duly inform the other Party before the dissemination. In addition, the Receiving Party may disclose Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances:

i.	Filing or prosecuting Patent Rights as permitted by this Agreement;

ii.	Enforcing the Receiving Party’s rights under this Agreement;

iii.	Prosecuting or defending litigation as permitted by this Agreement;

iv.	In the case of Company, in regulatory filings and submissions with respect to Products;

v.	Disclosure to the Receiving Party’s Affiliates, provided that Confidential Information so disclosed shall remain subject to this section 14;

vi.	In the case of Company, disclosure to Sublicensees and bona fide potential Sublicensees, on the condition that each such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

vii.	In the case of Company, disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

viii.	When required by law.

14.4.	Except as otherwise provided in this section 14, each Party agrees not to disclose to any Third Party the terms or existence of this Agreement without the prior written consent of the other Party hereto, except that each Party may make such disclosure to the extent permitted under section 14.3. After an initial announcement of this Agreement agreed by the Parties, each Party may disclose the terms of this Agreement that have previously been made public as contemplated by section 14.5, and comply in such event with transparency applicable legislation.

14.5.	Despite the confidentiality obligation set forth hereby, if INSTITUTIONS is interested in any dissemination activity with regard to the Technology, by means of, but not limited to, articles, conferences, or any other act of distribution of similar nature, in magazines, publications or seminars of scientific matter, INSTITUTIONS shall submit to Company, at least thirty (30) days in advance, a copy of the proposed dissemination for authorization. If, within such thirty (30)-day period, Company requests that INSTITUTIONS delete Confidential Information of Company contained in such proposed dissemination or that INSTITUTIONS delay dissemination for up to an additional sixty (60) days to allow for filing of patent applications covering potentially patentable subject matter disclosed in the proposed dissemination, INSTITUTIONS shall take the requested action. The failure to provide a reply within such thirty (30)-day period shall be deemed as an authorization for dissemination.

19 / 34

License and Technology Transfer Agreement ANEW

14.6.	The obligations assumed under this section 14 shall remain enforceable and binding between the Parties during the term of the Agreement and, with the exception of section 14.5, for as long as the Confidential Information remains confidential.

15. Personal Data Protection

15.1.	In accordance with the General Data Protection Regulation (EU) 2016/679, as well as the Spanish Organic Law 3/2018 of December 5th on Personal Data Protection and Guarantee of Digital Rights, the personal data of the undersigning individuals that act on behalf of a legal person (“Data Subject”) will be processed by each of the Parties with the aim of maintaining the relationship between the Parties. In this regard, the Parties acknowledge that:

i.	Data Subject’s personal data will be processed by the Parties, acting each of them as controllers for the purpose above indicated. The contact details of the Parties are foreseen in clause 18 below.

ii.	The legal basis for the processing is the legitimate interest of maintaining the relationship. Data Subject’s personal data will be kept for the duration of the relationship and once it has ended, for the time necessary to comply with the corresponding legal obligations, including the event a Party lodges a claim against another Party.

iii.	Data Subject’s personal data will not be communicated to third parties except for the eventual suppliers whose participation is required for the provision of services to any of the Parties, as well as in the case the communication is required by an applicable law.

iv.	Data Subjects may exercise the right of access to personal data may be exercised, as well as the right to request the rectification of inaccurate data or, where appropriate, to request their deletion when, among other reasons, the data are no longer necessary for the purposes for which they were collected. Under certain circumstances, Data Subjects may request their data to be limited in their processing, in which case their data will only be kept for the exercise or defence of claims, or they may object to their processing. Likewise, Data Subjects may exercise their right to the transfer of their data by writing to the addresses foreseen in this Agreement, providing a copy of their ID card or corresponding identification document, indicating an exact address for the purposes of notifications and identifying the data on which Data Subjects are exercising the right in question.

15.2.	Finally, any claim derived from the processing of personal data may also be exercised before the corresponding Data Protection Authority.

20 / 34

License and Technology Transfer Agreement ANEW

16. Assignment

16.1.	Company shall not assign its contractual position in this Agreement to Third Parties, unless a prior authorization in writing is provided by INSTITUTIONS. Notwithstanding the above, in the case that an assignment is permitted, the Company shall pay to INSTITUTIONS the following amounts. If assigned:

●	before IND is approved by regulatory authorities: 30% of the total fee paid to the Company ;

●	before the end of Phase I studies: 20% of the total fee paid to the Company ;

●	before the end of Phase 2 studies: 16% of the total fee paid to the Company ;

●	before end of Phase 2 and before the start of Phase 3 studies: 12% of the total fee paid to the Company ;

●	during a Phase Ill registration study: 7% of total fee paid to Company;

●	after the start or the completion of a Phase III registration study: 5% of total fee paid to Company; and/or

●	If assigned post-market approval – 3% of the total fee paid to the Company ;

16.2.	INSTITUTIONS shall be entitled to, at any time, assign its contractual position in this Agreement and/or the management of the rights over the Technology to an Affiliate entity. In such case, the Affiliate shall fully assume the rights and obligations granted to INSTITUTIONS in this Agreement.

16.3.	The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

17. Severability and Amendments

17.1.	Should any provision of this Agreement become invalid, illegal or unenforceable, whether in whole or in part, this shall not affect the validity of the remaining provisions of this Agreement. In such a case, the Parties concerned shall be entitled to request that a valid and practicable provision be negotiated which most nearly fulfils the purpose of the original provision.

17.2.	Amendments and modifications to the text of this Agreement shall be valid only if made in writing and signed by an authorized signatory of each of the Parties.

18. Notices

18.1.	Any formal notice required or permitted by this Agreement must be delivered in writing and sent to the addresses contained in the heading of this Agreement, to the following email addresses, or to such other addresses as may be notified in writing by the Parties from time to time during the term of this Agreement:

18.1.1.	If to uab:

Att: Head of Tech Transfer Office

Edifici A (Rectorat)- Campus de la UAB s/n

08193 Bellaterra (Barcelona), Spain

Email.: o.patents@uab.cat

Tel.: +34 93 581 34 35

21 / 34

License and Technology Transfer Agreement ANEW

18.1.2.	If to CIBER

Attn: Gerencia

(transferencia@ciberisciii.es; CC: aina.frontera@ciberisciii.es)

Instituto de Salud Carlos III

C/Monforte de Lemos 3-5. Pabellon 11 | 28029 Madrid, Spain

Tel: +34 91 171 81 07; Fax: +34 915570812

18.1.3.	If to ICREA:

Mr. Angel Pina,

Tech Transfer Office

Passeig de Lluís Companys, 23

(08010) Barcelona, Spain

18.1.4.	If to VHIR

Attn: Innovation Unit

Address: Passeig de la Vall d’Hebron 119-129, Vall d’Hebron Institut de Recerca (VHIR), Edifici
Mediterrània, 2ª Planta 08035 Barcelona

E-mail: innovacio@vhir.org
Tel.: 634832849

18.1.5.	17.1.3If to Company:

Attn: CEO and/or President
ANEW MEDICAL, INC.

13576 Walnut Street.

Omaha, NE 68144 USA

Email: joseph@anewmeds.com

Tel: (480) 254 5871 or (402) 239 5556

19. Governing Law and Jurisdiction

19.1.	This Agreement shall be governed by and construed under the laws of Belgium.

19.2.	With express waiver to any other jurisdiction that may correspond to the Parties, any dispute or controversy in relation to, in connection with or resulting from this Agreement that cannot be solved amicably between the Parties shall be submitted to the exclusive jurisdiction of the courts of the city of Brussels, except for those disputes or controversies pertaining to the validity, construction, scope, enforceability, infringement or other violations of patent rights or other Intellectual Property rights in any country which, as a result of being a matter of exclusive jurisdiction, shall be determined solely by a court or other government body of competent jurisdiction (e.g., patent office) of such country.

20. Execution of the Agreement

20.1.	For the convenience of the parties, this Agreement may be executed or via email in pdf format and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

22 / 34

License and Technology Transfer Agreement ANEW

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Universitat Autònoma de Barcelona	INSTITUCIÓ CATALANA DE RECERCA I ESTUDIS AVANÇATS

/s/ Rosa Maria Sebastián Perez	/s/ Emilià Pola Robles
Rosa Maria Sebastián Perez	Emilià Pola Robles
Vice Rector for Innovation, Entrepreneurship and Tech Transfer

Fundació Hospital Universitari VALL D’HEBRON -INSTITUT DE RECERCA	CONSORCIO CENTRO DE INVESTIGACIóN BIOMÉDICA EN RED

/s/ Montserrat Giménez Prous	/s/ Margarita Blázquez Herranz
Montserrat Giménez Prous	Margarita Blázquez Herranz
Manager

ANEW MEDICAL, INC.

/s/ Joseph Sinkule
Joseph Sinkule
CEO and President

23 / 34

License and Technology Transfer Agreement ANEW

Annex I - Technology

A.	PATENT RIGHTS

Any patent application belonging to the following patent family:

“TREATMENT OF NEUROMUSCULAR DISEASES VIA GENE THERAPY THAT EXPRESSES KLOTHO PROTEIN”; USPTO Application: filed 13 April, 2022 filed by Anew Medical, Inc..

24 / 34

License and Technology Transfer Agreement ANEW

B.	RELATED PUBLICATIONS

●	Abstracts - ASGCT 2022 Meeting, ESGCT 2022 Meeting, SETGyC 2022 Meeting.

C.	KNOW-HOW

Knowledge and information for the use or related to the following:

a) REAGENTS developed by Assumpció ’s or Miguel’s research group used in this work.

The reagents described below do not include the use or right to commercialize certain reagents and other candidate commercial products that might be derived from the research program and know how (primers, antibodies, etc). The Parties may agree in a further License and/or Material Transfer Agreement, a right of use by the Company of the reagents developed by INSTITUTIONS, under the terms and conditions agreed between the Parties.

Plasmids

●	Research Quality plasmids containing the (murine or human) s-KL genes and/or whole membrane klotho (m-KL).

●	Research Quality plasmids containing the human s-KL gene with a flag sequence for detection/purification.

●	Research Quality plasmids containing shRNA against the murine and human s-KL genes and m-KL genes.

●	Research Quality plasmids containing the Desmin and other gene promoters claimed in the patent application

●	Proteins and reference standards produced by the plasmids.

Vectors

●	Research Quality AAV vectors (multiple serotypes) expressing the (murine or human) s-KL genes and protein under the Desmin, CMV or CAG promoters, plus the SV40 polyA signal.

●	Research Quality AAV vectors (multiple serotypes) expressing the human s-KL gene and protein with a flag sequence for detection/purification.

●	Research Quality AAV vectors (multiple serotypes) expressing shRNA against the murine s-KL or the m- KL genes under the chosen promoter.

●	Other Research Quality vectors or carriers proposed in the Patent Application shall be covered in the License.

Other KNOW-HOW

●	Provide Research Quality purified recombinant murine and human s-KL protein and/or m-KL protein.

●	Provide Primers to specifically detect the (human or murine) s-KL or m-KL genes.

25 / 34

License and Technology Transfer Agreement ANEW

●	Develop or provide Antibodies and reagents developed by the research labs, or to be developed by the research labs that may be used to detect and identify, and/or purify s-KL and other forms of klotho protein.

●	Work with the Company to Develop cell- or receptor- based Potency assays measuring klotho protein activity based on disease indication.

●	Work with the Company to Develop other assays required as specifications for manufacturing and product QC testing.

●	Provide Further development of potential cell/gene therapy approaches as described in the Patent Application using iPSC’s or autologous patient cells.

D.	TECHNOLOGY

●	Specific detection by qPCR of (murine and human) s-KL and m-KL genes/sequences as well as viral genomes.

●	Specific detection by RT-qPCR of (murine and human) s-KL and m-KL RNA expression.

●	Specific detection by commercial ELISA or antibodies of (murine and human) s-KL and m-KL proteins.

●	Multiplex analysis of different cytokines, interleukins and other factors involved in the immune response against the vectors and against the genes.

●	RNA expression and protein analysis of a battery of enzymes, proteins and factors involved in the Klotho signalling.

●	Immunohistochemistry analysis in OCT and paraffin sections

●	develop Neutralizing antibody assay in mouse and human serum (anti-klotho, anti-AAV, or anti- Adenovirus, etc.) for pre-existing levels, or after vector administration.

●	In vivo administration of lipid complexes or viral vectors by intracerebroventricular, intravenous (tail vein), intrathecal, intramuscular, intranasal, intraperitoneal, subcutaneous, or intramuscular routes.

●	evaluate physical status and sensorimotor tests and physical status test in mice and non-human primates: (neuromuscular grip strength, reflex, etc).

●	evaluate safety tests in mice as related to neuromuscular effects.

●	evaluate other ALS-related tests.

●	evaluate or develop bioassays for efficacy and potency in stable human culture cells- a wide battery of cells of both, neuronal and non-neuronal origin.

●	evaluate or develop bioassays for efficacy and potency in human fibroblasts and human iPSC-derived neurons.

●	evaluate Other Technology to support clinical trials and commercialization by the Company of a viable cell and/or gene therapy product in the field of neurodegenerative and neuromuscular diseases.

26 / 34

License and Technology Transfer Agreement ANEW

Annex II

ALS Therapeutic - Development Plan – First 4 Years -

Year 1

WP0: Project management

Objectives: To ensure the correct evolution of the project and the achievement of the proposed objectives and expected results, as well as resolve any unforeseen technological and budgetary changes during the project.

Task 0.1: Project management	Duration: M1 to 48

WP1: Set up Company Lab in Barcelona

Objectives: To acquire all the material and contract the personal necessary to achieve the correct evolution of the proposed project.

Task 1.1: Material acquisition	Duration: M1 to M2
Task 1.2: Hiring the personal	Duration: M1 to M3

WP2: Write SOPs used in the Lab to quantitate reagents and materials with focus on mouse studies (murine materials) and human studies (non-GMP and GMP)

Objectives: To generate standard operating procedures (SOPs) to work with reagents and material in both mice and humans that ensure the consistency, accuracy, reliability, and validity of all results obtained.

Task 2.1: Generation and validation of SOPs for products (murine and human).	Duration: M1 to M3
Task 2.2: Generation and validation of SOPs for procedures (murine and human).	Duration: M1 to M3

Rationale:

Standard operating procedures (SOPs) are essential to assure the quality and consistency of clinical trials. As our objective is to move to human clinical studies it is mandatory to work under these rules. Moreover, having efficient SOPs helps have transparency, implements error prevention, and facilitates corrective actions and transfer knowledge.

WP3: Devise specifications for each lot of material being manufactured in the Lab and by GMP contractors. Manufacture Lot of human-s-KL for reference materials and testing.

Objectives: To define assays and parameters of klotho (s-KL) to determine its ability to affect different cell pathways and processes.

Task 3.1: Test enzymatic activity of human-s-KL	Duration: M2 to M5
Task 3.2: Test cell proliferation activity of human-s-KL	Duration: M2 to M5

27 / 34

License and Technology Transfer Agreement ANEW

Rationale:

We will design a set of in vitro procedures to test the activity of klotho (s-KL) and prove the therapeutic efficacy of the molecule. The selected tests will be used to characterize the Reference Standards and products generated in WP4 and WP5.

WP4: Produce and characterize Master Cells Banks (MCB) and Working Cell Banks (WCB) of all cell lines to be used in the R&D program

Objectives: To produce the Master Cell Banks and Working Cell Banks for testing s-KL, both as a vector and as a recombinant protein.

Task 4.1: Production and characterization of Master Cell banks.	Duration: M2 to M5
Task 4.2: Production and characterization of Working Cell Banks.	Duration: M4 to M7
Rationale: To have a well-characterized Master Cell Bank of Working Cell Bank is essential to develop therapeutic products.

WP5: Test the efficiency of sKlotho in muscles in a mouse model expressing human Profilin1 with a mutation at position 118 (hPFN1G118V)

Objectives: Confirm that overexpression of sKlotho in muscles of a different ALS genetic model is an efficient treatment for ALS

Task 5.1: Amplification of the hPFN1G118V mouse colony.	Duration: M2 to M6
Task 5.2: Administration of intravenous AAV-Des-sKL	Duration: M4 to M8
Task 5.3: Functional tests in the treated animals	Duration: M4 to M13
Task 5.4: Survival studies with the treated and untreated hPFN1G118V mice.	Duration: M4 to M14
Task 5.5: Histopathological and molecular studies with the treated and untreated hPFN1G118V mice to confirm efficiency	Duration: M13 to M16

Rationale:

The hPFN1G118V mouse model exhibits many key clinical and pathological features consistent with human ALS, including abnormal TDP-43 staining. Despite we confirmed the efficiency of muscle SKL in the SOD1G93A mouse model, given the multifactorial origin of ALS disease, the low number of familial ALS cases and since there are not sporadic animal models of the disease, it will probably obtain EMA and FDA permissions more rapidly if we can show the efficiency in 2 different genetic models of ALS. A Bosch research team obtained public funding to cover subcontracting services for this WP (importing the mouse colony and producing the viral vectors) but not for the in-house expenses (UAB animal facility, histopathological characterization, confirmation of molecular biomarkers by western blot).

WP6: Produce and characterize Reference Standards to use in mouse studies, non-human primate and human clinical trials.

Objectives: To produce the reference standards for s-KL, both as a vector and as a recombinant protein, to be used in mouse, non-human primate and human studies.

Task 5.1: Production and characterization of recombinant vectors encoding human s-KL for ALS disease.	Duration: M6 to M9. Duration: M6 to M10

Task 5.3: Production and characterization of the recombinant protein of human s-KL.

28 / 34

License and Technology Transfer Agreement ANEW

Rationale:

The production of reference standards of klotho is crucial to translate s-KL to the market. Although when translated to humans the initial preference will be the administration of klotho as a recombinant protein, the lack of biodistribution and bioavailability studies in aging humans (our principal targets) makes this approach more difficult nowadays. Due to it, we also produce recombinant non-integrative vectors encoding the different klotho, in addition to the recombinant protein.

WP7: Stability studies

Objectives: To define half-life of the therapeutic products when stored at different storage buffers and different temperatures.

Task 7.1: Solubility experiments	Duration: M9 to 14
Task 7.2: Short-term stability experiments	Duration: M9 to 17
Task 7.3: Long-term stability experiments	Duration: M9 to 22

Rationale:

Solubility and stability are important parameters for drugs from the industrial point of view since high solubility and especially long half-life values have a great impact in the final cost of the product, and therefore may be key to reach commercial advantage versus competitors. With this in mind, we will test different storage buffers and temperatures, both at short and at long-term, and thus identify the best conditions to keep the activity of the therapeutic drug along storage.

WP8: Complete a human-s-KL toxicokinetic study
Objectives: To evaluate the toxicology and pharmacology after Hi/Lo and control dosing of candidate human-s-KL given by various routes of administration.

Task 8.1: To evaluate the toxicology of human-s-KL	Duration: M9 to M18
Task 8.2: To evaluate the toxicokinetics (absorption and elimination) of human-s-KL	Duration: M9 to M18
Task 8.3: To evaluate the biodistribution of human-s-KL	Duration: M9 to M18

Rationale:

Toxicokinetic studies are an essential tool in the progression of product discovery and development, especially those directed to the clinic. It evaluates the absorption and elimination of a molecule as well as its metabolism and biodistribution along the body. To evaluate the toxicokinetics of s-KL is thus indispensable to bring it to clinical assays in humans.

This study involves testing various parameters, among others, the better route of administration, amount of protein or viral vectors to be administered as well as the treatment regimen (number of doses per day; frequency of doses (every 1, 2, 5, 7 days) and the duration (weeks, months)). This implies a lot of conditions that results in a large number of animals and workload, especially in the case of the recombinant protein. The initial approximation chooses to analyze the toxicokinetics of recombinant human-s-KL is to work under “maximum” conditions and administered s-KL every day during 6 months. For AVV vectors this problem is solved as they allow high and continuous expression levels for more than 10 years after just a single administration.

29 / 34

License and Technology Transfer Agreement ANEW

WP9: Validate SOPs for testing materials (“Test method”) and scale-up preparation of test reagents and ancillary materials to support GMPs

Objectives: To bring all test reagents and materials production to a scale suitable for clinical or commercial supply

Task 9.1: Scale-up the production of test reagents	Duration: M10 to M16
Task 9.2: Scale-up the production of materials	Duration: M10 to M16

Rationale:

Progression of s-KL, as a promising drug candidate, from early basic biological studies through to clinical trials and eventual commercialization requires that all materials will be in GMP conditions.

30 / 34

License and Technology Transfer Agreement ANEW

YEAR 2

WP1: Prepare for an “INTERACT” telephonic meeting with FDA and EMA

Objective: To prepare the telephonic meeting with FDA and EMA to introduce the product and the program and obtain advice regarding GMP manufacturing and GMP animal toxicology in non-human primates.

Task 1.1: Prepare for an “INTERACT” ALS meeting	Duration: M16 to M18

WP2: Scale-up manufacturing and purification of lead materials of s-KL

Objectives: To bring human-s-KL production to a scale suitable for clinical or commercial supply

Task 2.1: Scale-up the production of recombinant AAV vectors encoding human-s-KL under the regulation of the human desmin promoter	Duration: M16 to M22
Task 2.2: Scale-up the production of the human-s-KL protein	Duration: M16 to M22

Rationale:

In addition to test reagents and materials (WP9), progression of s-KL to clinical trials and eventual commercialization requires a scalable manufacturing process. Scalable manufacture leads to better process understanding and manufacturing flexibility to deliver a robust, reliable commercial product, and also helps with timely delivery to market, translating to a competitive advantage with other possible competitors.

WP3: Qualify the Process Development methods for production of derivatives

Objectives: To develop the initial manufacturing process and analytical methods (in process and final quality control and quality assurance protocols and methods).

Task 3.1: Develop the in-process control of human-s-KL derivatives	Duration: M16 to M22
Task 3.2: Develop the final quality control of human-s-KL	Duration: M16 to M22
Rationale: To support the manufacture (including the release) of human-s-KL it is necessary to have a defined and standard set of steps to ensure the quality of the products obtained.

WP4: Test and release the derivatives for non-human primate studies

Objectives: To test the different klotho derivatives (AAV vectors and recombinant protein) in a non-human primate model.

Task 4.1: Test the AAV vectors with hDesmin-human-s- KL for their use in non-human primates	Duration: M19 to M22
Task 4.3: Test the recombinant human-s-KL protein for their use in non-human primates	Duration: M19 to M22

31 / 34

License and Technology Transfer Agreement ANEW

WP5: Initiate and complete pivotal studies of derivatives and controls in ALS mice. Work on dermal applications.

Objectives: To start the set-up of human-s-KL as a putative candidate product in dermal applications.

Task 5.1: Start with the set-up of the use of human-s-KL for ALS in dermal applications	Duration: M22 to M36

Rationale:

Administration of sKL through the skin to reach the muscles may be a non-invasive way to apply sKL to ALS patients. However, before the implementation of klotho protein-based therapy in humans it is necessary to prove its effectiveness in pre-clinical models. In this way, the use of SOD1G93A or hPFN1G118V mouse models, gives us the opportunity to test the potential of klotho administration through the skin.

WP6: Preparation for the pre-IND and pre-CTA meetings with the FDA and EMA and assemble “key opinion leaders” or “KOL’s” to advance the clinical trials protocols and statistical plans to discuss with FDA and EMA.

Objectives: To prepare all the necessary material and documents to fill the IND and CTA documents for the FDA and EMA.

Task 7.1: Prepare the pre-IND and pre-CTA for ALS	Duration: M24 to M27
Task 7.2: Assemble KOL’s for ALS	Duration: M24 to M27

WP7: Submit new patent Applications to expand clinical applications for ALS

To be defined

WP8: Start dosing in long-term animal toxicology studies in mice and non- human primates.

Objectives: To evaluate the toxicology of human-s-KL in both mice and non-human primates at long-term (26 months).

Task 9.1: Toxicology analysis of human-s-KL administration in mice	Duration: M24 to M48
Task 9.2: Toxicology analysis of human-s-KL in non- human primates	Duration: M24 to M48

32 / 34

License and Technology Transfer Agreement ANEW

YEAR 3

WP1: Contract with CRO to initiate and complete pivotal non-human primate studies of derivatives and controls in healthy animals to study dermal administration for ALS.

Objectives: To test the effectiveness of human-s-KL in non-human primates animal models.

Task 1.1: Perform a clinical study for ALS with human-s- KL in non-human primates	Duration: M37 to M43

Rationale:

If the results on WP6 are positive, and before the implementation of klotho protein- based therapy in humans we will use non-human primate models, as the Microcebus murinus or the macaque. Middle aged animals will be used, since is the average age of ALS patients and concentrations of sKL that reach the muscle will be quantified to test the potential of klotho in a specie closely related to humans through dermal administration.

WP2: File IND and CTA for initial human clinical protocols in ALS patients.

Objectives: To fill the IND and CTA documents.

Task 2.1: File IND	Duration: M27 to M33
Task 2.2: File CTA	Duration: M27 to M33

WP3: Manufacture several lots of material and complete QC testing for timely release of product for human clinical trials. Ongoing stability testing.

Task 3.1: Manufacturing lots of material and QC testing	Duration: M25 to M34
Task 3.2: Start stability testing of materials	Duration: M25 to M34

WP4: “First-Patient-In” and start of ALS disease.

Task 4.1: Start the first clinical trial in humans with Alzheimer’s disease	Duration: M36 to M48

WP5: Start at least another non-clinical studies recommended by FDA/EMA to fulfill dossier requirements for a cell/gene therapy product, and/or to expand indications of use.

Task 5.1: Start at least one clinical study of gene-modified cell therapy or a different route of administration for ALS	Duration: M40 to M48

WP6: Expand indications for use to other neuromuscular diseases.

Task 6.1: Start the second non-clinical study	Starting: M36

33 / 34

License and Technology Transfer Agreement ANEW

YEAR 4

WP1: Submit patents and start a clinical trial in 3rd potential indication for use.

Task 2.1: Submit patent with new indications of human-s-KL	Duration: M46 Starting

Task 2.2: Start a clinical trial with the 3rd potential indication	Duration: M46 Starting

WP2: Start large Phase 2 study in first indication for market approval-duration 2-3 years.

Task 2.1: Start Phase 2 in first indication (ALS disease)	Duration: Starting M48

WP3: Seek/establish corporate partnerships with large pharmaceutical/ biotechnology companies to help support Phase 2 and Phase 3 development of lead product candidates.

Task 3.1: Establish partnerships with pharmaceutical and/or biotechnology companies for ALS	Duration: M43 to M48

(*)	For the correct accomplishment of all these WP along the 4 years it is completely necessary to have all the material and personal specified in the Project.
(**)	It is important to consider that all the processes described correspond to biological processes with a certain variability grade. Thus, the times expected for the milestones and deliverables will suffer modifications.

34 / 34